Exhibit 99.1

Hempco Food and Fibre Inc. to Utilize Lexaria’s Patented Technology

Kelowna, BC / November 29, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (“the Company” or “Lexaria”) is pleased to announce the entry of a letter of intent (the “LOI”) for the licensing of its proprietary absorption and palatability enhancing technology to Hempco Food and Fiber Inc. (TSXV: HEMP) (“Hempco®”).

Under the auspices of the LOI, Hempco® and Lexaria begin lab tests and formulations this week to evaluate proprietary methods of applying Lexaria’s newly-patented technology for Hempco’s needs and demands. Hempco’s® already-excellent award winning food products may be enhanced with Lexaria’s patented technology.

“The combination of Hempco’s existing product innovations and proprietary manufacturing methods combined with Lexaria’s patented food flavour-masking and nutrient delivery enhancement technology is hoped to create manufacturing and technology synergies powerful enough to create a quality gap that other hemp food providers and the world’s leading brands in the sector will find difficult to match,” said Hempco CEO, Charles Holmes. “In our efforts to make the finest and most innovative and healthy hemp seed foods possible, the Lexaria technology is a perfect fit for us, and an excellent addition to our award winning PLANETHEMP brand retail line of products.”

Hempco® and the Holmes family is a pioneer in hemp protein powders and an innovator in manufacturing and global distribution of hemp based foods with wide applications. Hempco® recently launched its PlanetHemp brand of hemp seed nut, hemp seed oil, and hemp seed protein powder snacks in Canada and the UK to approximately 800 stores in North America as well as Europe and Asia.

Hempco® is vertically integrated from field to consumer products, and has rapidly growing international sales and distribution which also offers additional opportunity for synergies with Lexaria’s existing hemp-oil based products.

“I could not be happier than to engage in this LOI with Hempco,” said Chris Bunka, CEO of Lexaria Bioscience Corp. “We immediately begin product formulation testing and evaluation, and will work with all types of hemp food products such as proteins, seeds, oils and derivatives thereof, as we determine the most advantageous methods of embedding superior technology into Hempco’s product mix.”

Financial terms of the LOI are not disclosed at this time and are still under negotiation, but have already been narrowed down to agreed-upon ranges. The LOI is expected to advance into a definitive agreement within 90 days but there is no assurance of this. Further details regarding the completion of the definitive agreement and formulation development and testing will be announced as information becomes available. Readers are cautioned that if a definitive agreement is completed with Hempco®, much of Lexaria’s financial compensation is dependent upon the marketplace success of the Hempco® products enhanced with Lexaria’s technology.

About Lexaria
Lexaria Bioscience Corp. is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariabioscience.com

About Hempco
Hempco® and the Holmes family is a trusted and respected pioneer, innovator and provider of premier hemp seed foods for more than 15 years. Hempco® is recognized as a “company that cares” and guarantees that its customers, all over North America, Europe and Asia, are provided the finest hemp seed foods possible. The Hempco® mandate has grown to “whole crop utilization” and is investigating hemp fiber and hemp CBD nutraceuticals to create a “tri-crop” opportunity for farmers. Hempco® has grown its business significantly and is generating value and profits for shareholders.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any license arrangements may be entered into with other companies or partners, that the Company’s technology will prove to be beneficial to third parties or to generate revenue for the Company. Forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the participation in the hemp oil sector or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that the new LOI entered will result in a definitive license agreement nor that Lexaria will experience any benefit from either the LOI or a potential definitive agreement. There is no assurance that existing capital is sufficient for the Company's needs. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.